                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:          Bari Love
                  ChoicePoint
                  (404) 221-1188
                  bl@fletchermartin.com

   CHOICEPOINT(TM) AND DBT ONLINE UNITE TO BECOME LEADING PROVIDER OF ON-LINE
                    AND ON-DEMAND PUBLIC RECORDS IN THE U.S.
  -- Companies sign definitive agreement; working toward Q2 effective date --

         ALPHARETTA, GA. and BOCA RATON, FL., February 14, 2000 - ChoicePoint Inc. (NYSE:CPS) and DBT Online, Inc. (NYSE:DBT) announced today they have signed a definitive agreement to combine the two entities into a single organization serving the public record information needs of U.S. businesses, government agencies and consumers. The agreement, which is subject to shareholder approval and regulatory review, and is expected to be effective sometime in the second quarter of this year.

         Per the agreement, ChoicePoint will acquire all of the outstanding capital stock of DBT Online with newly-issued shares of ChoicePoint's common stock in a pooling-of-interest transaction that is expected to be tax-free to shareholders. DBT shareholders will receive 0.525 shares of ChoicePoint stock for every share of DBT, and will own an estimated 26.3% of the combined entity. After the transaction is completed, the companies will operate under the name ChoicePoint and will be traded under the symbol CPS on the New York Stock Exchange with approximately 40.5 million shares outstanding and a combined market cap of approximately $1.6 billion.

         "In today's technology-driven world where organizations and individuals are increasingly dependent on a number of anonymous, disparate relationships, there is a growing need for quality information. Our customers want to understand and assess those with whom they are doing business, and the risks associated with those relationships. We want to be the company at the center of these important decisions," commented Derek Smith, ChoicePoint chairman and CEO. "DBT's leadership and expertise in the on-line civil public record business significantly enhances our current offerings and accelerates our ability to serve this ever emerging market for information."

          DBT, one of the largest on-line civil public record information providers in the U.S., brings to ChoicePoint a strong market position, experienced Board leadership, and significant data, technology and human resources. These strengths, combined with ChoicePoint's leadership position in both the insurance industry and in the public records arena, will create a powerful new resource for businesses, governments and individuals. The two companies will focus on the responsible use of information to help their customers make better, more informed decisions that matter to their business or personal well-being.

         "We are excited about the opportunity to expand our offerings beyond our core public record products to more full-service decision-making information tools for our customers," said Ron Fournet, president and CEO of DBT. "We believe the merger with ChoicePoint will create long-term value for our shareholders and increased opportunities for our employees." Post-transaction, Mr. Fournet is expected to join ChoicePoint as chief information and technology officer, as well as play a significant role in the merging of the two companies. The Board of Directors of the combined company is expected to include four outside members from the current ChoicePoint Board, Messrs Frank Borman, Charles
G. Betty, Kenneth G. Langone and Bernard Marcus from the current DBT Board, and two members from ChoicePoint's management team.

         The agreement, which has already been approved by both companies Boards of Directors, is subject to approval by ChoicePoint and DBT shareholders, as well as regulatory review, including Hart-Scott Rodino. Pending these approvals, the completion of the deal is expected during the second quarter of this year. No assurance can be given that this agreement will result in a transaction.

         Robinson-Humphrey served as financial advisor to ChoicePoint and Credit Suisse First Boston served as financial advisor to DBT Online.

         ChoicePoint is a leading provider of decision-making intelligence to businesses and government agencies. Through the identification, retrieval, storage, analysis and delivery of data, the company serves the information needs of the property and casualty insurance market, the life and health market, and the business and government markets, including Fortune 1000 corporations, asset-based lenders and professional service providers, and local, state and federal governments. ChoicePoint is committed to the responsible use of information and the protection of personal privacy as fundamental planks of its business model. For more information about ChoicePoint, visit www.choicepointinc.com.

         DBT Online, Inc. (www.dbtonline.com) is a leading nationwide provider of organized online public records data and other information. DBT believes that its database is one of the country's largest depositories of public records and other public information, containing more than 6 billion records and more than 27 terabytes of data storage capacity. DBT's customers use its online information services to detect fraudulent activity, assist law enforcement efforts, locate people and assets, and verify information and identities, as well as many other purposes. DBT currently has more than 14,000 customers, consisting primarily of insurance companies, law firms, private investigators, and law enforcement and government agencies.

ChoicePoint and DBT undertake no obligation to release publicly any revisions to any forward-looking statement contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The companies' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the companies.

                                      # # #